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Paul Ryder
Vice President
Investor Relations


            ECHLIN REACTS TO SPX'S ANNOUNCEMENT WITHDRAWING BID


               BRANFORD, Conn., May 6, 1998--Echlin Inc. (NYSE:ECH) released the following statement today on SPX Corporation's announcement withdrawing its exchange offer to acquire Echlin.

               Echlin Chairman, President and Chief Executive Officer Larry McCurdy stated, "We are delighted at today's announcement by SPX to withdraw its unsolicited bid for Echlin. We are eager to proceed with the previously announced strategic business combination with Dana Corporation, which we believe is in the best interests of our constituencies. Partnering with Dana will provide great value to our shareholders, and gives all our stakeholders the opportunity to participate in the upside potential this combination represents."

               Echlin, with annual sales of $3.5 billion, is a leading producer of quality motor vehicle parts, with more than 140 operations and 28,000 employees spread across six continents.